Exhibit 99.1

FOR IMMEDIATE RELEASE

December 15, 2014

For further information contact:

Kimberly Mulloy, Public Relations

kmulloy@bricktopproductions.com

(561) 826-9307

BRICK TOP PRODUCTIONS APPOINTS

ROBERT ORTIZ TO ITS BOARD OF DIRECTORS

Brick Top Productions, Inc. (OTCQB:BTOP), representing the newest thinking in entertainment industry profitability, and known for its award winning, heart pounding entertainment, is pleased to announce that it has appointed Robert "Rob" Ortiz to its Board of Directors.

Robert Ortiz, the industry veteran who has worked on such Academy Award winning films as Slingblade and Monster's Ball is one of the most innovative producers currently working in both film and television. As the Unit Production Manager on top rated NCIS: New Orleans, as well as Co-Producer of past box office hits like Texas Chainsaw Massacre 3D and Homefront, Ortiz knows how to create notable, and profitable, content.

Rob learned successful filmmaking and television production from some of the best in the business.  His IMDB page spans twenty years and myriad accomplishments.  As the head of Extra Crispy Films, Rob has been responsible for helping to produce some of the most noted content in the industry.  He brings a skill set to the Board that dovetails well with the other members.

Alexander Bafer, CEO of Brick Top, commented, "Nobody in the industry balances the creative and business processes as well as Rob does.  He knows how to produce great content that is exceedingly profitable.  I am excited to add his voice to our Board meetings."

Mr. Ortiz added, "Brick Top's management team has a great blend of creative talent and business acumen.  I can't wait to help them produce quality films and other content."

Brick Top Productions represents the newest thinking in entertainment industry profitability.  Utilizing an amalgam of business philosophies from its impressive management team, Brick Top focuses on growth and efficiency.  Combining modern business strategy with old-fashioned industry experience, Brick Top is bringing together highly trained relative newcomers and entertainment industry stalwarts to create low risk, high profit and artistically acclaimed film projects.

For more information on Brick Top and its subsidiaries, please visit www.bricktopproductions.com and www.highfiveentertainment.net.  For more information on Robert Ortiz, please visit www.imdb.com/name/nm0651249/.  Brick Top’s most recent regulatory filings and financial information can also be found on the Securities and Exchange Commission’s website at www.sec.gov.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectation of the business environment in which the company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The company’s actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.